Exhibit 99.1

CONTACT:

Eric Hecht

President

Ithaka Acquisition Corp.

305-532-3800

FOR IMMEDIATE RELEASE

ITHAKA ACQUISITION CORP. AFFILIATES ANNOUNCE PURCHASE PLAN

MIAMI, FLORIDA, April 5, 2007 – Ithaka Acquisition Corp. (“Ithaka”) (OTCBB: ITHK) announced today that Paul Brooke, Ithaka’s Chairman of the Board and Chief Executive Officer, and Eric Hecht, Ithaka’s President and Chief Financial Officer, have entered into a written plan to purchase an aggregate of 200,000 shares of common stock of Ithaka pursuant to Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934. All common stock purchased under the written plan shall be split equally among Mr. Brooke and Dr. Hecht. As previously announced, Ithaka and Alsius Corporation (“Alsius”) have entered into a merger agreement pursuant to which Alsius will become a wholly-owned subsidiary of Ithaka following approval of the merger by Ithaka’s stockholders.

About Ithaka

Ithaka Acquisition Corp. was formed on April 4, 2005 to serve as a vehicle to effect a business combination with an operating business in the healthcare industry. Ithaka’s registration statement was declared effective on August 17, 2005 and the offering closed on August 23, 2005, generating gross proceeds of approximately $53.1 million from the sale of approximately 8.85 million units, including exercise of the underwriters’ over-allotment option. Each unit was comprised of one share of Ithaka common stock and two warrants, each to purchase one share of common stock at $5.00 per share. As of December 31, 2006, Ithaka held over $49.3 million in a trust account maintained by an independent trustee, which will be released to Ithaka upon consummation of the merger with Alsius.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Ithaka. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Ithaka’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The information set forth herein should be read in light of such risks. Ithaka does not assume any obligation to update the information contained in this press release.

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